UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):              October 16, 2006
Gladstone Commercial Corporation

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-50363 (Commission File Number)	020681276 (IRS Employer Identification No.)

1521 Westbranch Drive, Suite 200, McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:                      703-287-5800
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Sterling Heights, Michigan Property
As previously disclosed, Mayco Property Holdings, LLC, the borrower on our mortgage secured by the property in Sterling Heights, Michigan, defaulted under the mortgage. The borrower was leasing the property to its affiliate Mayco Plastics, Inc., which filed for bankruptcy protection in September 2006. While the borrower did not file for bankruptcy protection, the guarantors of the loan, Mayco Plastics, Inc. and another affiliate of the borrower, have filed for bankruptcy protection. In August 2006, we ceased accruing revenues on the loan and began pursuing our remedies under Michigan law. In August 2006, we instituted foreclosure proceedings on the property, and at the foreclosure sale on September 22, 2006, we were the successful bidder based on a credit bid of $11.375 million, which was sufficient to cover the outstanding principal balance and accrued, non default interest under the mortgage at that time. Under Michigan law, the borrower has six months from the date of foreclosure to redeem ownership of the property in exchange for payment of the bid amount plus certain other expenditures. If the borrower does not redeem the property during the redemption period, we will remain the owner of the property. We are currently pursuing claims in the bankruptcy proceedings for all unpaid amounts due under the lease, in addition to all other remedies available to us under bankruptcy and state law.
Option Amendments
As previously reported, on July 12, 2006, our board of directors accelerated in full the vesting of all outstanding options under our 2003 Equity Incentive Plan, as amended (the “Plan”). Also on July 12, 2006, we filed a Schedule TO and related documentation with the Securities and Exchange Commission, which described our offer to our executive officers and directors and the employees of our Adviser who held stock options to accelerate the expiration date of all of their outstanding options under the Plan to December 31, 2006 (as amended, the “Offer”). The Offer was conditional upon its acceptance by all optionholders on or before its expiration on August 31, 2006, and all optionholders accepted the Offer prior to that date. As of the date of this current report, all outstanding options under the Plan were amended to expire on December 31, 2006, and we intend to terminate the Plan on December 31, 2006. Following the expiration of any unexercised options and the termination of the Plan, we intend to implement, effective January 1, 2007, an amended and restated investment advisory agreement with our Adviser (the “Amended Advisory Agreement”), and a separate administration agreement (the “Administration Agreement”) with our Adviser’s wholly-owned subsidiary, Gladstone Administration, LLC (the “Administrator”), each of which were approved by our stockholders on May 24, 2006. Under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” we will be required to record a one-time, non-cash expense as a result of the amendment of these options during the quarter ended September 30, 2006. While we have not yet completed all of the analysis necessary to determine, with certainty, the precise amount of this charge, we currently estimate that the charge will be between $300,000 and $325,000.
Credit Facility
Under our existing credit facility, beginning with the quarter ended September 30, 2006, we are required to pay out, on a quarterly basis, no more than 95% of our funds from operations as dividends to our stockholders. For the quarter ended September 30, 2006, our dividend payout exceeded this threshold, although our lenders waived compliance with this requirement with respect to the quarter ended September 30, 2006. If we are not in compliance with this covenant as of December 31, 2006, we will likely seek another waiver of such compliance from our lenders or seek to refinance the credit facility.
Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation

October 16, 2006	/s/ Harry Brill

Name: Harry Brill Title: Chief Financial Officer